EXHIBIT (d)(4)

(TRANSLATION OF ORIGINAL DOCUMENT FROM HEBREW)

September 2, 2002

Amendment to Lease Agreement Dated February 1, 1998

  Between:

Team Computers and Systems Ltd. (hereafter: the “Landlord”)

  And:

TTI Team Telecom International Ltd. (hereafter: the “Tenant”)

WHEREAS,

the Tenant leases from the Landlord a unit located in a building located on property owned by the Landlord since February 1, 1998, pursuant to the Principles of Lease Agreement dated February 1, 1998 (this agreement together with the notice of First Expansion (as defined below) and the Second Expansion (as defined below) are hereafter referred to as: the “Lease Agreement”).  The Principles of Lease Agreement is attached hereto as Annex A;

WHEREAS,

pursuant to the notice of the Tenant dated January 1, 1999, in accordance with the provisions of the Lease Agreement, the Tenant exercised an option to lease additional premises (hereafter: the “First Expansion”);

WHEREAS,

the Tenant and the Landlord agreed to the expansion of the leased premises by an additional 2,800 square meters that were occupied on February 24, 2001 and June 16, 2001 (hereafter: the “Second Expansion”);

WHEREAS,	the Tenant delivered a notice to the Landlord on September 2, 2002, indicating its desire to exercise the option term pursuant to the Lease Agreement. The notice is attached hereto as Annex B.

IT IS AGREED, STIPULATED AND DECLARED AS FOLLOWS:

The Lease Agreement shall be extended for an additional term subject to the following changes:

1.

The new lease term following exercise of the option term pursuant to the Lease Agreement shall be until August 31, 2007 (4.5 years from March 1, 2003) (hereafter: the “New Lease Term”).  The price during the New Lease Term shall remain as is (as of today, US$8.8 per gross square meter, including external walls).

2.

Section 3 of the Lease Agreement, which relates to the leased premises shall be amended such that it shall provide that the leased premises is expanded as agreed between the parties (by an additional area of 2,800 square meters) and today constitutes 5,829.39 square meters total (including public areas).

3.

The remaining terms of the Lease Agreement shall remain in effect, subject to the changes mentioned above.

4.

This Agreement including the annexes hereto constitutes the entire agreement between the parties and any prior oral or written agreement, if any, and/or any exchange and/or offers between the parties shall be of no effect whatsoever unless they are incorporated in this agreement.  Any amendment to this agreement and the annexes attached hereto shall be effective only if reduced to writing and signed by both parties hereto.

5.

The validity of this agreement is subject to receipt of all approvals required by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

/s/ Shimshon Tauber Team Computers and Systems Ltd.	/s/ Eli Ofer TTI Team Telecom International Ltd.

ANNEX A

UNOFFICIAL TRANSLATION

TTI - TEAM

Principles of Lease Agreement

1.

TTI shall lease the second floor of the building located at 7 Martin Gehl Street, Kiryat Arie, Petach-Tikva, from 1.2.98, totaling approximately 2,000 sq. meters.

2.

TTI shall lease additional premises on the first floor of the building in the total of 700 sq. meters from 15.3.98 and additional premises of 300 sq. meters on the first floor from 1.1.99.

3.

The lease is for gross areas, including ancillary systems.

4.

The term of the lease is for five years commencing on 1.2.98.  An option to renew the lease agreement for additional 4.5 years shall be given.

5.

The construction and modification of the rental premises shall be at TTI’s expense.

6.

On behalf of the lease of gross areas, TTI shall pay $10 per sq. meter + VAT during the first term of the lease.  In the event the option is exercised, the rent shall be the market value at the time of the renewal.

7.

With the approval of TEAM, TTI shall be entitled to sub-lease the premises to a sub-lessee whose operations are similar to those of TTI’s.

8.

For the maintenance of the building, TTI will be charged based on the relative cost of the premises in its possession, including its share of the public areas.

9.

In the event TTI evacuates the building before the end of the second option term, it shall be compensated in proportion to its investment in the leased premises, with respect to investments of a general nature which can be used by TEAM or by a new lessee.

TTI Team Telecom International Ltd.	Team Computers and Systems Ltd.

ANNEX B

UNOFFICIAL TRANSLATION

[TTI Letterhead]

September 2, 2002

To:

Team Computers Ltd.

Attention: Haim Mizrahi

Notice of Exercise of Option Period – Lease

Pursuant to Section 1 of the Principles of Lease Agreement dated February 1, 1998, I hereby notify you of our intention to exercise the option term, and to extend the lease term by 4.5 additional years, commencing on March 1, 2003 and until August 31, 2007.

Sincerely,

Eli Ofer

Chief Financial Officer